EXHIBIT 10.1

2009 INCENTIVE PAYMENT PLAN

Final

December 10, 2008

THE COOPER COMPANIES, INC.

2009 INCENTIVE PAYMENT PLAN

SECTION I - NAME

The name of this plan is the “2009 Incentive Payment Plan” (the “Plan” or “IPP”).

SECTION II - SCOPE

This Plan sets out the IPP guidelines for the following Business Units of The Cooper Companies, Inc. and its subsidiaries (the “Company” or “TCC”):

Corporate HQ/CooperVision (“Corporate/CVI”) Consolidated

CooperSurgical (“CSI”) Consolidated

Where the terms of this Plan differ from the terms of any Participant’s employment or severance contract, the terms of such contract will dictate. No new such arrangements shall be entered into without the advance written approval of all of the following: The Company’s Chief Financial Officer (“CFO”), its Chief Executive Officer (“CEO”) and the Organization and Compensation Committee of the Board of Directors (the “Committee”).

SECTION III - PURPOSE

The purpose of the Plan is to provide incentives to officers and key employees of the Company who are in a position to contribute significantly to increasing (1) Income, (2) Earnings Per Share (“EPS”) and (3) Cash Flow, as defined in the Plan. The Plan also includes a discretionary pool designed to allow for a subjective evaluation of each Business Unit’s and/or Participant’s performance and for awards for achievement not otherwise adequately reflected in the awards tied to Income, EPS or Cash Flow.

SECTION IV - COMPENSATION PHILOSOPHY

It is the Company’s philosophy that:

•

The Company’s executive compensation programs are designed to attract, motivate, and retain executive talent with the skills, experience, motivation and commitment needed to optimize stockholder value in a competitive environment.

•

The Company believes that employee performance and achievement will result in economic benefits and support the goal of increasing stockholder value in the Company by achieving specific financial and strategic objectives.

•	All employees be paid a base salary that is competitive with salaries paid by comparable organizations, based on each employee’s experience, performance and geographical location.

•

Employees whose efforts achieve the goals outlined in Section III - Purpose, be provided with the opportunity to significantly increase their total compensation, via this Plan and certain other benefit plans.

SECTION V - DEFINITIONS

“Budget” or “Budgeted,” when used in conjunction with any measuring device under this Plan (e.g., Cash Flow Budget or Budgeted Cash Flow) shall mean the approved 2009 Budget for each Participant’s Business Unit, adjusted where appropriate to reflect acquisitions and/or divestitures in accordance with “deal sheets” approved by, and in the sole discretion of, the Board of Directors.

“Business Unit” shall mean any operating or headquarters unit so established by the Company. For the 2009 Plan, the designated Business Units are set out in Section II - Scope, above.

“Cash Flow” shall mean the following:

For all Business Units, Cash Flow is defined as cash provided by operating activities less purchases of property, plant and equipment (i.e., free cash flow) in accordance with the policies and procedures of the Company and Accounting Principles Generally Accepted in the United States of America (“GAAP”).

For ALL measurements of Cash Flow, the balance sheet increases and decreases detailed above shall be the result of comparing the fiscal 2009 year-end balance sheet to the final ACTUAL balance sheet as at the end of fiscal 2008.

“Earnings Per Share” or “EPS” shall mean fully diluted earnings per share as computed in accordance with GAAP.

“Eligible Individual” shall mean any person employed by the Company who is paid a salary or a fixed monthly amount, as distinguished from an hourly wage.

“Executive Management” shall mean the CEO and the CFO for purposes of administering this Plan.

“Income” shall mean the operating income for each individual Business Unit in accordance with GAAP.

“Participant” shall mean any Eligible Individual selected to have the opportunity to earn an award under the Plan in accordance with its terms.

“Salary” shall mean the actual base salary paid to an Eligible Individual during the Year while a Participant in the Plan. No items of supplemental compensation (prior year bonus, relocation or automobile allowances, special stipends, etc.) will be considered part of Salary.

“Year” shall mean the fiscal year of the Company, which is November 1 through October 31.

SECTION VI - ELIGIBILITY FOR PARTICIPATION

Participation in the Plan will be offered to those Eligible Individuals who, in the opinion of the Company, are in a position to significantly influence the Company’s Income, EPS and/or Cash Flow. Eligibility for participation shall be at the sole discretion of the Committee, which may delegate this authority to Executive Management for non 16b reporting levels.

SECTION VII - AWARD OPPORTUNITY

At the beginning of each Year, or as otherwise appropriate, the Committee, which may delegate this authority to Executive Management for non 16b reporting levels, will classify each Participant into a category indicating his or her incentive opportunity for achievement of 100% of established goals. The incentive opportunity will range from 10% to 100% of Salary and may be adjusted upward or downward from the previous Year’s level.

SECTION VIII - DETERMINATION OF INCENTIVE PAYMENT

Each Participant’s incentive award opportunity will be based in part on the performance of the Business Unit of which Participant is a member and in part based on a discretionary evaluation of his or her performance. In the event that any Participant, other than members of management covered by Rule 16(b) under the Securities and

Exchange Act of 1934 (“16b Officers”), works for more than one Business Unit over the course of the Year, Executive Management shall, in its sole and absolute discretion, prorate IPP achievement; however, in no event shall any Participant receive a total IPP amount greater than the maximum amount that would have been payable had Participant been employed solely by the Business Unit which receives the greatest IPP achievement. The total award opportunity for Business Units will be the sum of applicable assigned percentage weightings for Income, EPS and Cash Flow (together, “Quantitative Criteria”) and discretionary, as set out in Attachment I. At the discretion of Executive Management, the calculations for certain individual Participants’ quantitative incentive awards may be prorated between Business Units.

A. Corporate/CVI

For Corporate/CVI, the goals for an award payment will be based on the percentage of Budget achievement generated for each of the Quantitative Criteria. Award payments, however, will be earned only after the EPS exceeds Budget EPS and then only to the extent bonus amounts are then accrued once Budget EPS is achieved. Executive Management will provide the Committee a report on variances to the consolidated Budgets for EPS and Cash Flow, highlighting key variances including nonrecurring, noncontrollable and/or discretionary items. The Committee may elect to include or exclude certain of these items for purposes of determining the overall Corporate/CVI quantitative Budget achievement. Executive Management may exercise this same discretion in assessing the Budget achievement of Corporate/CVI. The amount of discretionary payments reflects the qualitative assessment of each individual Participant’s performance, by his or her supervisor, senior management and/or Executive Management. Executive Management will consult with the Committee before determining the overall level of achievement of Corporate/CVI discretionary criteria, the percentage achievements of which may vary from Participant to Participant. The level of achievement of both the quantitative and discretionary components for each of the Corporate/CVI 16b Officers shall be recommended by Executive Management to the Committee. The determination of the amounts of said components for each Corporate/CVI 16b Officer will be made by the Committee.

Each Quantitative Criteria will be measured separately for achievement of Budget. The Attachment I indicates the level of IPP achievement that coincides with a given Budget achievement. Importantly, every one of the Quantitative Criteria must achieve at least 100% of Budget before the total IPP payment associated with Quantitative Criteria can exceed 100%. The IPP achievement of the discretionary portion may also range from 0% to a percentage deemed appropriate by Executive Management and, in the case of the Corporate/CVI 16b Officers, determined by the Committee after receipt of recommendations from Executive Management.

The Committee in its discretion may reduce the bonus that otherwise would be payable based on satisfaction of the quantitative goals to take into account such qualitative factors as it may determine; provided however, the Committee may not reduce such bonus by more than 25%.

Specific examples of the award determination process for Corporate/CVI are included as Attachment I.

B. CooperSurgical

For CooperSurgical, goals for earning an award payment will be based on the percentage of Budget achievement generated for each of the Quantitative Criteria. Executive Management will provide the Committee a report on variances to the consolidated Budgets for Income and Cash Flow, highlighting key variances including nonrecurring, noncontrollable and/or discretionary items. The Committee may elect to include or exclude certain of these items for purposes of determining the overall CooperSurgical quantitative Budget achievement. Executive Management may exercise this same discretion in assessing the Budget achievement of CooperSurgical. The amount of discretionary payments reflects the qualitative assessment of each individual Participant’s performance, by his or her supervisor, senior management and/or Executive Management. Executive Management will consult with the Committee before determining the overall level of achievement of CooperSurgical’s discretionary criteria, the percentage achievements of which may vary from Participant to Participant. The level of achievement of both the quantitative and discretionary components for each of the CooperSurgical 16b Officers shall be recommended by Executive Management to the Committee. The determination of the amounts of said components for each CooperSurgical 16b Officer will be made by the Committee.

Each Quantitative Criteria will be measured separately for achievement of Budget. The matrix below indicates the level of IPP achievement that coincides with a given Budget achievement. Importantly, every one of the Quantitative Criteria must achieve at least 100% of Budget before the total IPP payment associated with Quantitative Criteria can exceed 100%. The IPP achievement of the discretionary portion may also range from 0% to a percentage deemed appropriate by Executive Management and, in the case of the CooperSurgical 16b Officers, determined by the Committee after receipt of recommendations from Executive Management.

If Achievement is (2)	IPP (3) Achievement is
Less than 100%	0%
100%	100	%(1)
105%	150%
110% or more	200	% (Maximum) (2)

(1)	This is the level indicated as the “Incentive Opportunity” in Section VII.

(2)	Executive Management and/or the Committee reserves the right to adjust indicated levels for quantitative criteria where target figures are so small as to invite anomalous results.

(3)	The Committee in its discretion may reduce the bonus that otherwise would be payable based on satisfaction of the foregoing quantitative goals to take into account such qualitative factors as it may determine; provided however, the Committee may not reduce such bonus by more than 25%.

Specific examples of the award determination process are included as Attachment III.

SECTION IX - FORM OF PAYMENT

Payments under this Plan may be made in the form of a combination of cash and common stock of the Company. The percentage mix of the payment will be at the sole discretion of the Board of Directors of the Company, subject to the limitation that the stock portion of the payment will not exceed 50% of the total. Such determination will be made at the time the Board approves payments to be made under the Plan. Unless recommended otherwise by the Committee to the Board of Directors, any common stock portion of the payment will be made in shares of restricted stock bearing a restriction of up to 30 days, at no cost to the Participant other than required payments for taxes. The Committee may elect to pay the CEO, for achievement above 75%, in restricted stock or restricted stock units with up to three-year cliff vesting.

SECTION X - TIMING OF AWARD PAYMENTS

Incentive award payments for each Participant will be made net of all required withholdings, and will be calculated and accrued in the appropriate Business Unit’s books from time to time during the Year based on projected results for Quantitative Criteria and a reasonable estimate of the discretionary percentage. The indicated payment for Quantitative Criteria plus a reasonable estimate of discretionary must be accrued for as at the end of each Year. No IPP payments for Quantitative Criteria in excess of the accrual balance will be made. Such accruals will be calculated based upon each Business Unit’s performance against Budget for the Year then ended as discussed above and illustrated in the attached examples. No payments will be made to any Participant until Executive Management has had an opportunity to review the results of the first two months of the subsequent Year. To the extent that such first two months results reflect negative anomalies that are determined by Executive Management to relate back to the previous Year, Executive Management, subject to approval by the Committee, may decrease or cancel award payments. The target date to release payments will be January 31, 2010, subject to delay or acceleration by Executive Management, in its sole and absolute discretion.

SECTION XI - TERMINATION OF EMPLOYMENT

Except where required pursuant to a previously existing employment agreement (or extenuating circumstances, which will be handled on an ad hoc basis by Executive Management), any Participant whose employment is terminated by the Company prior to the end of the Year, or by the Participant prior to the payment for such Year for any reason other than death or retirement or disability consistent with the Company’s then current provisions for retirement and/or disability, will forfeit any opportunity to receive an award under the Plan for that Year.

In the case of a Participant’s retirement, disability or death, such Participant (or designated heir in the event of the Participant’s death) may, at the discretion of Executive Management, be eligible to receive a pro rata payment under the Plan for the period prior to cessation of active full-time employment. Pro rata payments will be made concurrently with other payments under the Plan.

SECTION XII - NEW HIRES AND PROMOTIONS

Individuals hired or promoted during the Year may become Participants in the Plan subject to the approval of Executive Management. Partial Year Participants may be eligible to earn a pro rata award. Separate pro rata calculations will be made for any Participant who is promoted to a higher Incentive Opportunity during the Year.

SECTION XIII - GENERAL PROVISIONS

(1)	Each Participant shall treat as personal and strictly confidential any and all information related to Participant’s inclusion in the Plan.

(2)	The expenses of administering the Plan shall be borne by the Company.

(3)	No employee has any right or claim to be a Participant in the Plan or to receive a payment under the Plan.

(4)	Participation in the Plan does not provide any employee the right to be retained in the employment of the Company.

(5)	A Participant may not assign or transfer any rights under the Plan. Any attempt to do so will invalidate those rights.

(6)	The Plan shall be subject to all applicable federal and state laws and regulations. Payments made under the Plan shall only be made to the extent permitted by such laws and regulations, subject to all applicable taxes.

SECTION XIV - AMENDMENT OR TERMINATION

The Plan may be amended or terminated at any time by action of the Board of Directors of the Company.

SECTION XV - ADMINISTRATION AND INTERPRETATION

Executive Management shall be responsible, in its sole discretion, for administration of the Plan, and the Committee shall be responsible for interpretation of this Plan. Such interpretations shall be final.

Attachments:	I Weighting Factors
II List of Participants and Levels of Participation
III Example of Award Determinations

Budgets:

2009 Budgets – Previously provided in the 2009 Budget Presentation approved by the BOD, except that a supplement will be published to reflect that Cash Flow will be revised to launch off a certified 10/31/08 balance sheet and except for subsequent changes for acquisitions or divestitures or any other changes approved by the Committee.

2009 IPP Plan

ATTACHMENT I

WEIGHTING FACTORS

— Weighting Percentages of IPP Entitlement Factors —

	Income	EPS	Cash Flow	Discretionary	Total
All CVI Units	—	37.5	37.5	25	100
All CSI Units	37.5	—	37.5	25	100
Corporate HQ	—	37.5	37.5	25	100

For CooperSurgical, each of the Quantitative Criteria must achieve at least 100% of Budget before the total IPP payment associated with the Quantitative Criteria can exceed 100%. See Attachment lII for example.

For Corporate/CVI, no IPP will be paid unless EPS exceeds Budget EPS of $2.36. See Attachment IV for example.

2009 IPP PLAN

ATTACHMENT II

LIST OF SECTION 16B PARTICIPANTS AND LEVELS OF PARTICIPATION

NAME	TITLE	FY 2009 IPP ELIGIBILITY %
Robert S. Weiss	Chief Executive Officer	100%
Eugene J. Midlock	Senior Vice President and Chief Financial Officer	60%
John A. Weber	President of CooperVision Inc.	60%
Carol R. Kaufman	Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer	50%
Paul L. Remmell	President and Chief Operating Officer, CooperSurgical, Inc.	45%